Exhibit 99.1

PLUMAS BANCORP REPORTS RECORD EARNINGS

QUINCY, January 18, 2017 – Plumas Bancorp (Nasdaq:PLBC), the parent company of Plumas Bank (the “Bank”), today announced record earnings for the three and twelve months ended December 31, 2016. Earnings during the fourth quarter of 2016 totaled $2.1 million an increase of $459 thousand, or 28%, from $1.6 million during the three months ended December 31, 2015. Earnings per diluted share increased to $0.41 during the three months ended December 31, 2016 up $0.08 from $0.33 during the fourth quarter of 2015. For the year ended December 31, 2016, Plumas Bancorp (the “Company”) reported net income of $7.5 million, an increase of $1.7 million, or 29%, from $5.8 million during the year ended December 31, 2015. Earnings per diluted share increased to $1.47 during the year ended December 31, 2016 up $0.32 from $1.15 during 2015.

The annualized return on average assets (ROA) increased to 1.27% for the three months ended December 31, 2016, up from 1.09% for the three months ended December 31, 2015. The annualized return on average equity (ROE) increased to 17.2% during the current quarter up from 15.5% during the fourth quarter of 2015. ROA increased to 1.20% during the year ended December 31, 2016, up from 1.02% during 2015. ROE increased to 16.1% during 2016 up from 14.6% during the year ended December 31, 2015. Book value per share increased to $9.80 at December 31, 2016 up $1.01 from $8.79 at December 31, 2015.

Andrew J. Ryback, director, president and chief executive officer of Plumas Bancorp and Plumas Bank, remarked, “The Board of Directors, executives and I are pleased to report record earnings for 2016. Net income increased to $7.5 million in 2016, up over $1.7 million from 2015. We also ended 2016 at an all-time high in terms of loan and deposit balances. But before I comment further on our financial performance, I would like to recognize and thank two of our bank board directors, Alvin G. Blickenstaff and Arthur C. Grohs, who retired after 28 years of service to the Company. Their retirement was required by the age-based retirement policy in the Company’s Corporate Governance Guidelines and was effective December 31, 2016. Their insight, knowledge and business acumen have been instrumental in the Bank’s success. They will be greatly missed and we wish them all the best.”

Ryback further stated, “Throughout 2016, our net interest margin continued to benefit from our growing and diversified loan portfolio. Last spring we expanded into Oregon by opening a Commercial/Agriculture loan production office in Klamath Falls. This office has contributed substantial growth to our Agricultural loan portfolio. Furthermore, just 13 months ago we expanded into Reno, Nevada with a new, full-service branch which has exceeded our expectations in both deposit and loan growth.

We continue to improve asset quality as well as to focus on ongoing proactive expense management. These efforts have resulted in significantly improved financial performance and solid capital position. Because of this, the Board and I were extremely pleased to be able to reinstate a semi-annual cash dividend to our shareholders last November.”

Ryback concluded, “2016 was an excellent year for Plumas Bancorp. We made very good progress against our strategic agenda, delivering strong financial performance while positioning the Bank for success over the longer term. Moving forward we expect to benefit from an increasing rate environment because of our strong core deposit base and exceptionally low cost of funds.  We have a sound, diversified balance sheet, a solid capital base and a tremendous team dedicated to our success and to the success of our clients and shareholders. As we enter into 2017, our 37th year of operation, we are well positioned to meet the challenges and benefit from the opportunities that the future holds.”

Financial Highlights

December 31, 2016 compared to December 31, 2015

Balance Sheet

●	Total assets increased by $58.7 million, or 10%, to $658 million.
●	Gross loans increased by $60.2 million, or 15%, to $461 million at December 31, 2016 compared to $401 million at December 31, 2015.
●	Total deposits increased by $55.1 million, or 10%, to $582 million at December 31, 2016.
●	Note payable decreased by $2.5 million to $2.4 million at December 31, 2016.
●	Total equity increased by $5.5 million to $48 million.
●	Book value per share increased by $1.01, or 11%, to $9.80 at December 31, 2016, up from $8.79 at December 31, 2015.

Asset Quality

●	Net charge-offs decreased by $144 thousand, or 30%, to $329 thousand from $473 thousand.
●	Net charges-offs as a percent of average loans declined to 0.08% from 0.12%.
●	The ratio of nonperforming loans to total loans decreased to 0.59% from 1.13% and the ratio of nonperforming assets to total assets decreased to 0.53% from 1.06%.

Income Statement

     Three months ended December 31, 2016 compared to December 31, 2015

●	Net income increased by $459 thousand or 28%, to $2.1 million and diluted EPS increased by $0.08, or 24%, to $0.41 from $0.33.
●	Net interest income increased by $798 thousand to $6.4 million.
●	Return on average equity increased to 17.2% from 15.5%.
●	Return on average assets increased to 1.27% from 1.09%.

Year ended December 31, 2016 compared to December 31, 2015

●	Net income increased by $1.7 million, or 29%, to $7.5 million and diluted EPS increased by $0.32, or 28%, to $1.47 from $1.15.
●	Net interest income increased by $2.7 million to $24.1 million.
●	The provision for loan losses decreased by $300 thousand to $800 thousand.
●	Return on average equity increased to 16.1% from 14.6%.
●	Return on average assets increased to 1.20% from 1.02%.
●	The Company’s efficiency ratio improved to 58.9% from 63.5%.

Loans, Deposits, Investments and Cash

Loans increased by $60.2 million, or 15%, from $401 million at December 31, 2015 to $461 million at December 31, 2016. The increase in loan balances includes $34.0 million in commercial real estate loans, $11.3 million in agricultural loans, $5.7 million in construction and land development loans, $5.2 million in automobile loans, $4.2 million in commercial loans, and $4.0 million in equity lines of credit. These increases were partially offset by a decline of $4.2 million in residential real estate loans. In 2016 we hired a new agricultural/commercial loan officer located in Klamath Falls, Oregon. The increase in agricultural loans during 2016 is largely related to his efforts. Loan growth also benefited from the opening of our branch in Reno, Nevada during December, 2015. Loan growth related to this branch exceeded $11 million in 2016.

Total deposits increased by $55.1 million from $527 million at December 31, 2015 to $582 million at December 31, 2016. Core deposit growth remained strong in 2016 as evidenced by increases of $27.7 million in demand deposits, $21.6 million in savings accounts, $8.4 million in money market accounts and $0.1 million in interest bearing transaction accounts. Time deposits declined by $2.7 million, much of which we attribute to migration into other types of deposits given the low rates and lack of liquidity associated with time deposits. The Company has no brokered deposits.

Total investment securities increased by $4.9 million to $101.6 million at December 31, 2016, up from $96.7 million at December 31, 2015. The largest component of this increase was a $4.3 million increase in obligations of states and political subdivisions.

Cash and due from banks decreased by $5.6 million from $68.2 million at December 31, 2015 to $62.6 million at December 31, 2016.

Plumas Bancorp’s outstanding note payable decreased by $2.5 million from $4.9 million at December 31, 2015 to $2.4 million at December 31, 2016.

Asset Quality

Nonperforming assets (which are comprised of nonperforming loans, other real estate owned (“OREO”) and repossessed vehicle holdings) at December 31, 2016 were $3.5 million, down from $6.3 million at December 31, 2015. Nonperforming assets as a percentage of total assets decreased by half to 0.53% at December 31, 2016 down from 1.06% at December 31, 2015. OREO declined by $1 million, or 58%, to $0.7 million at December 31, 2016. Nonperforming loans at December 31, 2016 were $2.7 million, a decrease of $1.8 million, or 40%, from the $4.5 million balance at December 31, 2015. Nonperforming loans as a percentage of total loans decreased to 0.59% at December 31, 2016, down from 1.13% at December 31, 2015.

During the year ended December 31, 2016 we recorded a provision for loan losses of $800 thousand down $300 thousand from a provision of $1.1 million during the year ended December 31, 2015. Net charge-offs totaled $329 thousand during the twelve months ended December 31, 2016 and $473 thousand during the same period in 2015. Net charge-offs as a percentage of average loans decreased from 0.12% during 2015 to 0.08% during the year ended December 31, 2016. The allowance for loan losses totaled $6.5 million at December 31, 2016 and $6.1 million at December 31, 2015. The allowance for loan losses as a percentage of total loans decreased from 1.52% at December 31, 2015 to 1.42% at December 31, 2016.

Shareholders’ Equity

Total shareholders’ equity increased by $5.5 million from $42.5 million at December 31, 2015 to $48.0 million at December 31, 2016. The $5.5 million increase was related to earnings during 2016 of $7.5 million and an increase of $305 thousand representing stock option activity. These items were partially offset by a decrease in net unrealized gains on investment securities of $930 thousand, a $0.10 per share cash dividend totaling $489 thousand and the repurchase of a portion of a warrant, in May of 2016, representing the right to purchase 150,000 shares of the registrant’s common stock at a cost of $862 thousand. The remaining warrant represents the right to purchase 150,000 shares of Plumas Bancorp common stock at an exercise price of $5.25 per share. The warrant is associated with the Bancorp’s subordinated debenture, which was fully paid in April, 2015.

Net Interest Income and Net Interest Margin

Net interest income, on a nontax-equivalent basis, was $24.1 million for the year ended December 31, 2016, up $2.7 million, or 12%, from $21.4 million during 2015. Related mostly to an increase in average loan balances, interest income increased by $2.5 million, or 11%, from $22.6 million during 2015 to $25.1 million during the current year. Interest expense declined by $181 thousand related to the redemption of the Company’s $7.5 million subordinated debenture. Net interest margin is net interest income expressed as a percentage of average interest-earning assets. As a result of the changes noted above, the net interest margin for 2016 increased to 4.21%, up from 4.10% during 2015.

Net interest income, on a nontax-equivalent basis, for the three months ended December 31, 2016 was $6.4 million, an increase of $798 thousand from the $5.6 million earned during the same period in 2015. Similar to the twelve month comparison, the largest component of the increase in net interest income was an increase in average loan balances. Interest expense declined from $265 thousand during the three months ended December 31, 2015 to $260 thousand during the quarter ended December 31, 2016 related to the pay down of the Bancorp’s note payable. Net interest margin for the three months ended December 31, 2016 increased to 4.18%, up from 4.03% during the fourth quarter of 2015.

Non-Interest Income/Expense

During the years ended December 31, 2016 and December 31, 2015 non-interest income totaled $7.7 million. A decrease of $172 thousand in gains on sale of government guaranteed loans from $1.9 million during 2015 to $1.8 million during 2016 was offset by increases in service charge income of $77 thousand and loan servicing income of $80 thousand. During 2016 the Company recorded a loss on sale of securities of $32 thousand compared to a gain on sale of $21 thousand during 2015.

During the three months ended December 31, 2016 non-interest income totaled $2.0 million, an increase of $149 thousand from the three months ended December 31, 2015. This increase mostly relates to increases in service charge income and dividends from the Federal Home Loan Bank of San Francisco.

Non-interest expense increased by $205 thousand, or 1.1%, to $18.7 million during the twelve months ended December 31, 2016, up from $18.5 million during 2015. Non-interest expense totaled $4.7 million during the three months ended December 31, 2016 an increase of $177 thousand from the fourth quarter of 2015. The largest component of these increases in non-interest expense were increases in salary and benefit expense of $163 thousand during the year ended December 31, 2016 and $178 thousand during the quarter ended December 31, 2016.

Founded in 1980, Plumas Bank is a locally owned and managed full-service community bank headquartered in Northeastern California. The Bank operates twelve branches: eleven located in the California counties of Plumas, Lassen, Placer, Nevada, Modoc and Shasta and one branch in the Nevada County of Washoe. The Bank also operates five loan production offices: two located in the California Counties of Placer and Butte, one located in the Oregon County of Klamath, one located in the Washington County of King and one located in the Arizona County of Maricopa. Plumas Bank offers a wide range of financial and investment services to consumers and businesses and has received nationwide Preferred Lender status with the United States Small Business Administration. For more information on Plumas Bancorp and Plumas Bank, please visit our website at www.plumasbank.com.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Plumas Bancorp intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management's views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this news release. Factors that might cause such differences include, but are not limited to: the Company's ability to successfully execute its business plans and achieve its objectives; changes in general economic and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company's operations or business; loss of key personnel; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies.

In addition, discussions about risks and uncertainties are set forth from time to time in the Company’s publicly available Securities and Exchange Commission filings. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

Contact: Elizabeth Kuipers

Vice President, Marketing Manager & Investor Relations Officer
Plumas Bank
35 S. Lindan Avenue
Quincy, CA 95971
530.283.7305 ext.8912

investorrelations@plumasbank.com

PLUMAS BANCORP
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)
	As of December 31,
	2016	2015	Dollar Change	Percentage Change
ASSETS
Cash and due from banks	$62,646	$68,195	$(5,549)	-8.1%
Investment securities	101,595	96,704	4,891	5.1%
Loans, net of allowance for loan losses	456,580	396,833	59,747	15.1%
Premises and equipment, net	11,768	12,234	(466)	-3.8%
Bank owned life insurance	12,529	12,187	342	2.8%
Real estate acquired through foreclosure	735	1,756	(1,021)	-58.1%
Accrued interest receivable and other assets	12,122	11,377	745	6.5%
Total assets	$657,975	$599,286	$58,689	9.8%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$582,353	$527,276	$55,077	10.4%
Repurchase agreements	7,547	7,671	(124)	-1.6%
Accrued interest payable and other liabilities	7,396	6,658	738	11.1%
Note payable	2,375	4,875	(2,500)	-51.3%
Junior subordinated deferrable interest debentures	10,310	10,310	-	0.0%
Total liabilities	609,981	556,790	53,191	9.6%
Common stock	5,918	6,475	(557)	-8.6%
Retained earnings	43,048	36,063	6,985	19.4%
Accumulated other comprehensive loss	(972)	(42)	(930)	2214.3%
Shareholders’ equity	47,994	42,496	5,498	12.9%
Total liabilities and shareholders’ equity	$657,975	$599,286	$58,689	9.8%

PLUMAS BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

FOR THE THREE MONTHS ENDED DECEMBER 31,	2016	2015	Dollar Change	Percentage Change

Interest income	$6,644	$5,851	$793	13.6%
Interest expense	260	265	(5)	-1.9%
Net interest income before provision for loan losses	6,384	5,586	798	14.3%
Provision for loan losses	200	200	-	0.0%
Net interest income after provision for loan losses	6,184	5,386	798	14.8%
Non-interest income	1,951	1,802	149	8.3%
Non-interest expenses	4,674	4,497	177	3.9%
Income before income taxes	3,461	2,691	770	28.6%
Provision for income taxes	1,354	1,043	311	29.8%
Net income	$2,107	$1,648	$459	27.9%

Basic earnings per share	$0.43	$0.34	$0.09	26.5%
Diluted earnings per share	$0.41	$0.33	$0.08	24.2%

FOR THE YEAR ENDED DECEMBER 31,	2016	2015	Dollar Change	Percentage Change

Interest income	$25,100	$22,615	$2,485	11.0%
Interest expense	1,023	1,204	(181)	-15.0%
Net interest income before provision for loan losses	24,077	21,411	2,666	12.5%
Provision for loan losses	800	1,100	(300)	-27.3%
Net interest income after provision for loan losses	23,277	20,311	2,966	14.6%
Non-interest income	7,652	7,715	(63)	-0.8%
Non-interest expenses	18,696	18,491	205	1.1%
Income before income taxes	12,233	9,535	2,698	28.3%
Provision for income taxes	4,759	3,717	1,042	28.0%
Net income	$7,474	$5,818	$1,656	28.5%

Basic earnings per share	$1.54	$1.21	$0.33	27.3%
Diluted earnings per share	$1.47	$1.15	$0.32	27.8%

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(In thousands, except per share data)
(Unaudited)

	December 31,
	2016	2015
AVERAGE BALANCES FOR THE YEAR ENDED
Assets	$622,229	$571,990
Earning assets	$571,912	$521,681
Loans	$428,380	$386,070
Deposits	$549,416	$503,343
Total equity	$46,488	$39,844

CREDIT QUALITY DATA
Allowance for loan losses	$6,549	$6,078
Allowance for loan losses as a percentage of total loans	1.42%	1.52%
Nonperforming loans	$2,724	$4,546
Nonperforming assets	$3,471	$6,332
Nonperforming loans as a percentage of total loans	0.59%	1.13%
Nonperforming assets as a percentage of total assets	0.53%	1.06%
Year-to-date net charge-offs	$329	$473
Year-to-date net charge-offs as a percentage of average loans	0.08%	0.12%

SHARE AND PER SHARE DATA
Basic earnings per share for the quarter	$0.43	$0.34
Diluted earnings per share for the quarter	$0.41	$0.33
Quarterly weighted average shares outstanding	4,887	4,831
Quarterly weighted average diluted shares outstanding	5,115	5,055
Basic earnings per share, year-to-date	$1.54	$1.21
Diluted earnings per share, year-to-date	$1.47	$1.15
Year-to-date weighted average shares outstanding	4,864	4,817
Year-to-date weighted average diluted shares outstanding	5,098	5,058
Book value per common share	$9.80	$8.79
Total shares outstanding	4,897	4,835

QUARTERLY KEY FINANCIAL RATIOS
Annualized return on average equity	17.2%	15.5%
Annualized return on average assets	1.27%	1.09%
Net interest margin	4.18%	4.03%
Efficiency ratio	56.1%	60.9%

YEAR END KEY FINANCIAL RATIOS
Return on average equity	16.1%	14.6%
Return on average assets	1.20%	1.02%
Net interest margin	4.21%	4.10%
Efficiency ratio	58.9%	63.5%
Loan to Deposit Ratio	79.2%	76.0%

PLUMAS BANK CAPITAL RATIOS
Tier 1 Leverage Ratio	9.2%	9.4%
Common Equity Tier 1 Ratio	12.1%	12.7%
Tier 1 Risk-Based Capital Ratio	12.1%	12.7%
Total Risk-Based Capital Ratio	13.3%	14.0%